EXHIBIT 10.3

TYCO ELECTRONICS CORPORATION SUPPLEMENTAL SAVINGS

AND RETIREMENT PLAN

Adopted by Tyco Electronics Corporation

as of June 29, 2007

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2.37	Termination Date	8
2.38	Termination Payment	8
2.39	TEL	8
2.40	Tyco SSRP	8
2.41	Year of Service	8

ARTICLE III	ADMINISTRATION	8

3.1	Plan Administrator	8

ARTICLE IV	ELIGIBILITY FOR PARTICIPATION	9

4.1	Current Participants	9
4.2	Future Employees	9

ARTICLE V	BASIC DEFERRAL PARTICIPATION	9

5.1	Election to Participate	9
5.2	Amount of Deferral Election	10
5.3	Deferral Limits	10
5.4	Period of Commitment	10
5.5	Change of Status	10
5.6	Vesting of Compensation Deferrals	10

ARTICLE VI	SPILLOVER PARTICIPATION/MATCHING, COMPANY AND DISCRETIONARY CREDITS	10

6.1	Spillover Election	10
6.2	Matching Credits	11
6.3	Company Credits	11
6.4	Discretionary Credits	12
6.5	Vesting of Matching, Company and Discretionary Credits	12

ARTICLE VII	PARTICIPANT ACCOUNT	12

7.1	Establishment of Account	12
7.2	Earnings (or Losses) on Account	13
7.3	Valuation of Account	13
7.4	Statement of Account	13
7.5	Payments from Account	13
7.6	Separate Accounting	13

ARTICLE VIII	PAYMENTS TO PARTICIPANTS	14

8.1	Annual Election	14
8.2	Change in Election	14

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8.3	Cash-Out Payments	14
8.4	Death or Disability Benefit	15
8.5	Valuation of Payments	15
8.6	Unforeseeable Emergency	15
8.7	Withholding Taxes	15
8.8	Effect of Payment	15

ARTICLE IX	CLAIMS PROCEDURES	16

9.1	Filing a Claim	16
9.2	Appeal of Denied Claims	17
9.3	Claim Limitation Period	18
9.4	Legal Action	19
9.5	Discretion of the Plan Administrator	19

ARTICLE X	MISCELLANEOUS	19

10.1	Protective Provisions	19
10.2	Inability to Locate Participant or Beneficiary	19
10.3	Designation of Beneficiary	19
10.4	No Contract of Employment	19
10.5	No Limitation on Company Actions	20
10.6	Obligations to Company	20
10.7	No Liability for Action or Omission	20
10.8	Nonalienation of Benefits	20
10.9	Liability for Benefit Payments	20
10.10	TEL Guarantee	21
10.11	Unfunded Status of Plan	21
10.12	Forfeiture for Cause	21
10.13	Governing Law	21
10.14	Severability of Provisions	21
10.15	Headings and Captions	22
10.16	Gender, Singular and Plural	22
10.17	Notice	22
10.18	Amendment and Termination	22
10.19	Delay of Payment for Specified Employees	22
10.20	Special Rule Regarding Election Changes in 2005, 2006 and 2007	22

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TYCO ELECTRONICS CORPORATION SUPPLEMENTAL SAVINGS AND

RETIREMENT PLAN

ARTICLE I
Purpose

1.1           Supplemental Savings and Retirement Plan. The name of this plan is the Tyco Electronics Corporation Supplemental Savings and Retirement Plan. The Plan is effective as of and is contingent upon the Separation and was created as a spin-off from and a continuation of the Tyco Supplemental Savings and Retirement Plan (“Tyco SSRP”) with respect to the Accounts of certain Participants who are aligned with the Tyco Electronics business unit in conjunction with the separation of Tyco Electronics Ltd. and its underlying subsidiaries from the Tyco International Ltd. controlled group of corporations (the “Separation”). This Separation results from a transaction whereby the public shareholders of Tyco International Ltd. (“TIL”) will be issued stock dividends consisting of the common stock of Tyco Electronics Ltd. and Covidien Ltd., as described in Forms 10 filed with the SEC by Tyco Electronics Ltd. and Covidien Ltd. on January 18, 2007. The Plan was also created to provide certain of the key employees of the Company and the key employees of its parents, subsidiaries and affiliates with the ability to defer receipt of compensation that would otherwise be payable to them and to make up for amounts that could not be contributed on their behalf as matching contributions under the Tyco Electronics Corporation Retirement Savings and Investment Plan due to certain restrictions applicable under the Internal Revenue Code of 1986, as amended.

1.2           Benefits Under the Tyco SSRP and the Plan. With respect to each Participant (or Beneficiary, as applicable) who participated in the Tyco SSRP prior to the Separation and who was aligned with the Tyco Electronics business unit, Tyco International Management Company shall transfer from the Tyco SSRP to such Participant’s or Beneficiary’s Account under the Plan an amount equal to the value of the notional accounts credited to the Participant or Beneficiary under the Tyco SSRP immediately prior to such transfer. The transfer of the value of the notional accounts pursuant to this paragraph shall be in lieu of maintaining such credits and liabilities under the Tyco SSRP and such transfer shall occur as of, and is contingent upon, the Separation.

Benefits for any Participant or Beneficiary that were credited under the Tyco SSRP prior to the Effective Date and which were transferred to this Plan will be determined in accordance with the provisions of the Tyco SSRP, but paid in accordance with this Plan, unless modifications to such transferred benefits are specifically provided by a subsequent amendment to this Plan. Benefits credited on and after the Effective Date shall be determined in accordance with the provisions of this Plan.

1.3           Deferred Compensation Plan. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a non-qualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of this Plan shall apply to Base Salary Deferrals, Bonus

Compensation Deferrals, Spillover Deferrals, Matching Credits, Company Credits and Discretionary Credits and to any earnings credited thereon.

1.4           Transferred Participant Elections under the Tyco SSRP. The Accounts of Participants and Beneficiaries that are transferred to the Plan from the Tyco SSRP in conjunction with the Separation (“Transferred Participants”) shall be subject to certain special terms and conditions as follows:

(a)           Beneficiary Designation. Absent an affirmative election to the contrary, a Transferred Participant’s election to designate a beneficiary(ies) under the Tyco SSRP shall be deemed to be an election to designate the same beneficiary(ies) under the Plan.

(b)           Enrollment and Payment Agreement. A Transferred Participant’s Enrollment and Payment Agreement under the Tyco SSRP prior to the Effective Date (i) shall be deemed to be an election to make Compensation Deferrals under the Plan, (ii) shall be deemed to be an election as to the timing and form of distribution for amounts relating to the applicable Enrollment and Payment Agreement, and (iii) shall be deemed to be an election to allocate his or her Account to certain Measurement Funds under the Plan, as provided in Section 7.2 of the Plan.

(c)           Deferral Elections for 2007. Irrevocable Compensation Deferral elections made under the Tyco SSRP for the 2007 Plan Year shall be deemed to be elections to make irrevocable Compensation Deferrals under the Plan for the 2007 Plan Year.

1.5           Compliance with Code Section 409A. The terms of this Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Section 409A and regulations and rulings thereunder.

ARTICLE II
Definitions

For ease of reference, the following definitions will be used in the Plan:

2.1           Account. “Account” means the bookkeeping account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under this Plan or is otherwise entitled to a benefit under Article VI and shall not constitute a separate fund of assets. The term “Account” includes the value of amounts transferred from the Tyco SSRP in conjunction with the Separation.

2.2           Affiliated Company. “Affiliated Company” shall mean a United States (a) corporation which, together with TEL, is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), (b) trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with TEL, (c) corporation, partnership or other entity which, together with TEL, is a member of an affiliated service group (as defined in Section 414(m) of the Code), or (d) organization which is required to be aggregated with TEL pursuant to regulations promulgated under Section 414(o) of the Code.

2.3           Base Salary. “Base Salary” means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.4           Base Salary Deferral. “Base Salary Deferral” means that portion of Base Salary as to which a Participant has made an election to defer receipt pursuant to Article V.

2.5           Beneficiary(ies). “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under this Plan in the event of the Participant’s death as provided in Section 10.3.

2.6           Board. “Board” means the Board of Directors of TEL.

2.7           Bonus Compensation. “Bonus Compensation” means any annual performance-based cash bonus or incentive compensation payable to a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Bonus Compensation shall not include any special or one-time bonus payment or any amount paid under any equity incentive plan.

2.8           Bonus Compensation Deferral. “Bonus Compensation Deferral” means that portion of Bonus Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.

2.9           Cause. “Cause” means a Participant’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).

2.10         Change of Control. “Change of Control” means any of the following events:

(a)           any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), excluding for this purpose (i) TEL or any subsidiary company (wherever incorporated) of TEL as defined by Section 86 of the Companies Act

1981 of Bermuda, as amended (a “Subsidiary”) and (ii) any employee benefit plan of TEL or any Subsidiary (or any person or entity organized, appointed or established by TEL for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of TEL), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of TEL representing more than 30% of the combined voting power of TEL’s then-outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by TEL;

(b)           persons who, as of the Amendment Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of TEL subsequent to the Amendment Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors; but provided further that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(c)           consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets of TEL (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of TEL immediately prior to such Business Combination beneficially own directly or indirectly more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns TEL or all or substantially all of TEL’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of TEL; or

(d)           approval by the stockholders of TEL of a complete liquidation or dissolution of TEL.

2.11         Code. “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).

2.12         Company. “Company” means Tyco Electronics Corporation, a Pennsylvania corporation, and its parents, subsidiaries, affiliates and successors

(excluding any parent, subsidiary or affiliate that has not been approved by the Company for participation in this Plan). Where the context so requires, “Company” used in reference to a Participant means the specific entity that is part of the Company as defined herein that employs the Participant at any relevant time.

2.13         Company Credit. “Company Credit” means an amount credited by the Company for the benefit of a Participant pursuant to Section 6.3.

2.14         Compensation. “Compensation” means an Eligible Employee’s (i) Base Salary as in effect from time to time during a Plan Year, (ii) Commission Compensation earned during a Plan Year and (iii) Bonus Compensation earned for an applicable Fiscal Year. For purposes of determining a Participant’s Company Credits under Section 6.3 and Discretionary Credits under Section 6.4 for any Plan Year, Compensation shall include only Base Salary, Bonus Compensation and Commission Compensation actually paid to the Participant during such Plan Year. Moreover, for purposes of Spillover Deferral elections under Section 6.1, Compensation shall not include Commission Compensation. In no event shall any of the following items be treated as Compensation hereunder: (i) payments from this Plan or any other Company nonqualified deferred compensation plan; (ii) income from the exercise of nonqualified stock options or from the disqualifying disposition of incentive stock options, or realized upon vesting of restricted stock or the delivery of shares in respect of restricted stock units (or other similar items of income related to equity compensation grants or exercises); (iii) reimbursement for moving expenses or other relocation expenses; (iv) mortgage interest differentials; (v) payment for reimbursement of taxes; (vi) international assignment premiums, allowances or other reimbursements; or (vii) any other payments as determined by the Plan Administrator in its sole discretion.

2.15         Compensation Deferral. “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article V or Section 6.1. A Participant’s Compensation Deferral may consist of Base Salary Deferrals, Bonus Compensation Deferrals, Spillover Deferrals, or a combination thereof, as applicable to the Participant.

2.16         Disability. “Disability” means that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving (and has received for at least three months) income replacement benefits under any Company-sponsored disability benefit plan. A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein.

2.17         Discretionary Credit. “Discretionary Credit” means any amount credited to a Participant’s Account under Section 6.4.

2.18         Effective Date. “Effective Date” means the original effective date of the Plan, which is as of and contingent upon the Separation.

2.19         Eligible Employee. “Eligible Employee” for all purposes under this Plan other than eligibility for a Company Credit under Section 6.3 includes any employee of the Company who is (i) a U.S. citizen or a resident alien permanently assigned to work in the United States, (ii) paid on the United States payroll (other than Puerto Rico), (iii) either (a) subject to the requirements of Section 16(a) of the Exchange Act, (b) included in career bands 1-3 of the Company’s pay scale, or (c) included in career band 4 of the Company’s pay scale and nominated by the Company for participation in this Plan, (iv) paid a Base Salary for a relevant Plan Year that exceeds the “highly compensated employee” dollar threshold under Code Section 414(q)(1)(B) for such year and (v) has management responsibility. Solely for purposes of determining eligibility for Company Credits under Section 6.3, “Eligible Employee” includes any employee of the Company who meets the requirements set forth in (i) and (ii) above and who, for a relevant Plan Year, is paid Compensation in excess of the limitation on includible compensation under Section 401(a)(17) of the Code. Notwithstanding the foregoing, employees eligible to participate in any “Non-U.S. Tyco Electronics Corporation Retirement Plan” shall not be Eligible Employees for purposes of the Plan. A “Non-U.S. Tyco Electronics Corporation Retirement Plan” is defined as any pension or retirement plan, program or scheme established outside the United States of America that is either sponsored by a non-US Tyco Electronics Corporation Affiliated Company or is mandated by a governmental body or under the terms of a bargaining agreement and shall include any termination or retirement indemnity program and the national social security arrangements in Italy, Portugal and Spain, but shall exclude national social security arrangements in any other country.

2.20         Enrollment and Payment Agreement. “Enrollment and Payment Agreement” means the authorization form that an Eligible Employee files with the Plan Administrator to elect a Compensation Deferral under the Plan for a Plan Year, and/or to elect the timing and form of distribution for Company Credits or Discretionary Credits for a Plan Year. An Enrollment and Payment Agreement may be filed in any form so designated by the Plan Administrator, including electronically.

2.21         Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.22         Fiscal Year. “Fiscal Year” means the Company’s fiscal year, which is the 52- or 53-week period ending on the Friday nearest September 30 of each calendar year.

2.23         In-Service Payment. “In-Service Payment” has the meaning set forth in Section 8.1.

2.24         Matching Credit. “Matching Credit” means an amount credited to a Participant’s Account under Section 6.2.

2.25         Maximum Matching Percentage. “Maximum Matching Percentage” for any Plan Year means the maximum matching contribution percentage available under the RSIP for such Plan Year for an individual who has the same Years of Service as the Participant (disregarding any limit on the amount of matching contributions to the RSIP imposed as a result of the operation of the limitations in Section 401(a)(17), Section 402(g) or Section 415(c) of the Code).

2.26         Measurement Funds. “Measurement Funds” means one or more of the independently established funds or indices that are identified by the Plan Administrator. These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article VII below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Measurement Fund shall be made by the Plan Administrator in its reasonable discretion. Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Plan Administrator; provided that if the Measurement Funds hereunder correspond with funds available for investment under the RSIP, then, unless the Plan Administrator otherwise determines in its discretion, any addition, removal or replacement of investment funds under the RSIP shall automatically result in a corresponding change to the Measurement Funds hereunder.

2.27         Participant. “Participant” means any employee who satisfies the eligibility requirements and has an account set forth in Article IV or a former employee who has an Account that is not fully distributed. In the event of the death or incompetency of a Participant, the term means his or her personal representative or guardian.

2.28         Plan. “Plan” means this Plan, entitled the Tyco Electronics Corporation Supplemental Savings and Retirement Plan, as amended from time to time hereafter.

2.29         Plan Administrator. “Plan Administrator” means the Benefits Administrative Committee, appointed by the Board of Directors of Tyco Electronics Corporation to manage and administer the Plan (or, where the context so requires, any delegate of the Plan Administrator.)

2.30         Plan Year. “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

2.31         Responsible Company. “Responsible Company” has the meaning assigned to that term in Section 10.9.

2.32         Retirement. “Retirement” means termination of Company employment (other than for Cause) (i) after attaining age 55 and (ii) with a combination of age and Years of Service at termination totaling at least 60.

2.33         RSIP. “RSIP” means the Tyco Electronics Corporation Retirement Savings and Investment Plan (or its immediate predecessor or any successor plan if the context so indicates) applicable to a Participant.

2.34         RSIP Election. “RSIP Election” means the percentage of the Participant’s compensation that he or she has elected to contribute on a pre-tax basis to the RSIP for a Plan Year, determined at the beginning of such Plan Year.

2.35         Separation. “Separation” means a transaction whereby the public shareholders of Tyco International Ltd. will be issued stock dividends consisting of the common stock of Tyco Electronics Ltd. and Covidien Ltd., as described in Forms 10 filed with the SEC by Tyco Electronics Ltd. and Covidien Ltd. on January 18, 2007. As a result of the transaction, Covidien Ltd. and its underlying subsidiaries will no longer be an Affiliated Company with respect to Tyco International Ltd. The Separation occurred on June 29, 2007.

2.36         Spillover Deferrals. “Spillover Deferrals” means Compensation Deferrals credited to the Account of a Participant as a result of an election made for a Plan Year by such Participant in accordance with the terms of Section 6.1.

2.37         Termination Date. “Termination Date” means the last day of a Participant’s active employment with the Company and all Affiliated Companies without regard to any compensation continuation arrangement, as determined by the Plan Administrator in its sole discretion and shall be determined in accordance with the provisions of Treasury Regulations Section 1.409A-1(h)(1)(ii). A Participant who terminates active employment with the Company during a Plan Year, and thereafter resumes active employment with the Company or an Affiliated Company prior to the beginning of the next Plan Year, shall not be deemed to have had a Termination Date hereunder with respect to the first employment termination.

2.38         Termination Payment. “Termination Payment” has the meaning set forth in Section 8.1.

2.39         TEL  “TEL” means Tyco Electronics Ltd., a Bermuda corporation.

2.40         Tyco SSRP. “Tyco SSRP” means the Tyco Supplemental Savings and Retirement Plan in effect on the Separation.

2.41         Year of Service. “Year of Service” means a Year of Service as determined under the RSIP.

ARTICLE III
Administration

3.1           Plan Administrator. The Plan shall be administered by the Plan Administrator, which shall have full discretionary power and authority to interpret the Plan; to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan; and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan.

ARTICLE IV
Eligibility for Participation

4.1           Current Participants. Any Eligible Employee who (i) elected to make Compensation Deferrals under Section 5.1 or 6.1 under the Tyco SSRP effective for the 2007 Plan Year or (ii) is entitled to a Company Credit or a Discretionary Credit for the Plan Year which contains the Effective Date shall be deemed a Participant as of the Effective Date. An individual who is not otherwise an Eligible Employee as of the Effective Date but who has an Account transferred to this Plan from the Tyco SSRP shall also be deemed a Participant as of the Effective Date. An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Account.

4.2           Future Employees. Any future Eligible Employee will be eligible to become a Participant for the first full pay period following the date on which he makes an initial election to participate or as soon as practicable thereafter (subject to any limitations set forth herein).

ARTICLE V
Basic Deferral Participation

5.1           Election to Participate. An Eligible Employee may elect, by filing an Enrollment and Payment Agreement with the Plan Administrator or its designee, a Compensation Deferral with respect to (i) Base Salary payable in a Plan Year and (ii) Bonus Compensation earned for the Fiscal Year that ends within the Plan Year and payable after the close of such Fiscal Year. Enrollment and Payment Agreements for all such Compensation Deferrals for a Plan Year (or the Fiscal Year that ends in such Plan Year) must be filed with the Plan Administrator on or before the November 30 immediately preceding the first day of such Plan Year unless otherwise permitted by the Plan Administrator in its sole discretion (but in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year). An individual who first becomes an Eligible Employee in any Plan Year may file an initial partial-year Enrollment and Payment Agreement, no later than 30 days after first becoming an Eligible Employee, which shall be applicable to Base Salary payable for the remainder of such Plan Year (but only for pay periods following the filing of such election). An individual who first becomes an Eligible Employee on or after December 1 of any Plan Year but prior to December 31 of such Plan Year may file an initial Enrollment and Payment Agreement, no later than such December 31, which shall be applicable to Base Salary for the next Plan Year and/or Bonus Compensation earned for the Fiscal Year that ends within the next Plan Year and payable after the close of such Fiscal Year.

Notwithstanding the foregoing, if an Eligible Employee attempts to file an Enrollment and Payment Agreement election or take any other related action and is unable to do so due to administrative error, or if an Eligible Employee’s Enrollment and Payment Agreement election is not appropriately processed due to administrative error, the Plan Administrator may, in its discretion, permit the error to be corrected by allowing the Eligible Employee to make a new Enrollment and Payment Agreement election. Such election shall only be allowed to the extent permitted under Code Section 409A and the regulations and rulings promulgated thereunder.

5.2           Amount of Deferral Election. Pursuant to each Enrollment and Payment Agreement for a Plan Year a Participant shall irrevocably elect to defer as a whole percentage (i) up to 50% of his or her Base Salary for the applicable Plan Year (or remainder of the Plan Year, as the case may be); and/or (ii) up to 100% of his or her Bonus Compensation (net of required withholding) for the applicable Fiscal Year.

5.3           Deferral Limits. The Plan Administrator may change the minimum or maximum deferral percentages from time to time. Any such limits shall be communicated by the Plan Administrator prior to the due date for the Enrollment and Payment Agreement. Amounts deferred under this Plan will not constitute compensation for any Company-sponsored qualified retirement plan.

5.4           Period of Commitment. A Participant’s Enrollment and Payment Agreement as to a Compensation Deferral shall remain in effect only for the immediately succeeding Plan or Fiscal Year (or the remainder of the current year, as applicable), unless otherwise allowed by the Plan Administrator in its sole discretion.

5.5           Change of Status. If the Plan Administrator, in its sole discretion, determines that the Participant no longer qualifies as an Eligible Employee, the Participant’s most recent Compensation Deferral shall terminate with respect to compensation earned after the effective date of such determination, and the employee shall thereafter be prohibited from making Compensation Deferrals unless otherwise determined by the Plan Administrator in its sole discretion.

5.6           Vesting of Compensation Deferrals. Compensation Deferrals, and earnings credited thereon, shall be 100% vested at all times (subject to Section 10.12).

ARTICLE VI
Spillover Participation/Matching, Company and Discretionary Credits

6.1           Spillover Election. Any Eligible Employee may elect to make Spillover Deferrals for a Plan Year. Such election may be made by filing an Enrollment and Payment Agreement with the Plan Administrator on or before the November 30 immediately preceding the first day of such Plan Year unless otherwise permitted by the Plan Administrator in its sole discretion (but in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year). Such election shall be deemed an irrevocable commitment by such Participant to defer hereunder a percentage of his or her periodic Compensation equal to the Participant’s RSIP Election for such Plan Year, with such deferrals commencing at the time the Participant’s pretax RSIP contributions are suspended for the Plan Year as the result of the imposition of any limitation under applicable law or any procedure established by the Plan Administrator in accordance with applicable law and continuing for the remainder of the Plan Year; provided that a Participant who elects to make Spillover Deferrals will be deemed to have made a commitment to maintain his or her RSIP Election in effect for the entire Plan Year (up to the time of such suspension) without change.

Notwithstanding the foregoing, if an Eligible Employee attempts to file an Enrollment and Payment Agreement election or take any other related action and is unable to do so due to administrative error, or if an Eligible Employee’s Enrollment and Payment Agreement election is not appropriately processed due to administrative error, the Plan Administrator may, in its discretion, permit the error to be corrected by allowing the Eligible Employee to make a new Enrollment and Payment Agreement election. Such election shall only be allowed to the extent permitted under Code Section 409A and the regulations and rulings promulgated thereunder.

6.2           Matching Credits. An Eligible Employee who has elected to make Compensation Deferrals for a Plan Year shall receive Matching Credits, equal to the Participant’s Maximum Matching Percentage multiplied by (i) the dollar amount of the Participant’s Compensation Deferrals under Section 5.1 for such Plan Year on Compensation up to the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code, and (ii) the amount of Compensation for such Plan Year from which Spillover Deferrals (if any) are made under Section 6.1 (disregarding any such Compensation that exceeds the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code). Matching Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually.

6.3           Company Credits. A Participant who is an Eligible Employee for purposes of this Section 6.3 for any Plan Year shall receive Company Credits for such Plan Year in an amount equal to the Participant’s Maximum Matching Percentage for such Plan Year multiplied by the Participant’s Compensation in excess of the annual dollar limitation set forth in Section 401(a)(17) of the Code for such Plan Year. Company Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually, as of the last day of a Plan Year. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Company Credit for such Plan Year, shall have the portion of his or her Account attributable to such Company Credit, if vested, distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Company Credit for such Plan Year (and has not previously received any Company Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practicable (but no later than 30 days) after becoming eligible for such Company Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Company Credit, if vested. Such election shall be deemed to apply also to any Company Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to such Company Credit, and each Company Credit received in a future Plan Year for which the

Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as an In-Service Payment in a single lump sum in the fifth Plan Year following the Plan Year for which each such Company Credit was received.

6.4           Discretionary Credits. A Participant who is an Eligible Employee for any Plan Year may receive a Discretionary Credit for such Plan Year. Such credit shall be in such amount as may be determined by the Company in its sole discretion, and shall be credited to the Participant’s Account at such time or times as may be determined by the Company in its sole discretion. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Discretionary Credit for such Plan Year, shall have the portion of his or her Account attributable to such Discretionary Credit (if vested) distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Discretionary Credit for such Plan Year (and has not previously received any Discretionary Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practicable (but no later than 30 days) after becoming eligible for such Discretionary Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Discretionary Credit (if vested). Such election shall be deemed to apply also to any Discretionary Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to such Discretionary Credit, and each Discretionary Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as an In-Service Payment in a single lump sum in the fifth Plan Year following the Plan Year for which each such Discretionary Credit was received.

6.5           Vesting of Matching, Company and Discretionary Credits. The portion of a Participant’s Account attributable to Matching Credits and Company Credits shall become 100% vested upon the completion of three Years of Service (subject to Section 10.12). The portion of a Participant’s Account attributable to Matching Credits and Company Credits shall also become 100% vested (i) if his or her employment terminates by reason of his or her death, Disability or Retirement, or (ii) upon the occurrence of a Change of Control (subject in each case to Section 10.12). The portion of a Participant’s Account attributable to Discretionary Credits shall become 100% vested upon the date and/or upon the occurrence of the event(s) specified by the Company in its sole discretion (subject to Section 10.12).

ARTICLE VII
Participant Account

7.1           Establishment of Account. The Plan Administrator shall establish and maintain an Account with respect to each Participant’s annual Compensation Deferrals, Matching Credits, Company Credits, and/or Discretionary Credits hereunder, as applicable, and amounts directly transferred from the Tyco SSRP as of the Effective

Date, if any, on behalf of such Participant. Compensation Deferrals pursuant to Section 5.1 and Spillover Deferrals pursuant to Section 6.1 shall be credited by the Plan Administrator to the Participant’s Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant’s election. The Participant’s Account shall be reduced by the amount of payments made to the Participant or the Participant’s Beneficiary pursuant to this Plan and by any forfeitures.

7.2           Earnings (or Losses) on Account. Participants must designate, on an Enrollment and Payment Agreement or by such other means as may be established by the Plan Administrator, the portion of the credits to their Account that shall be allocated among the various Measurement Funds. In default of such designation, credits to a Participant’s Account shall be allocated to one or more default Measurement Funds as determined by the Plan Administrator in its sole discretion. A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund. Notwithstanding that the rates of return credited to a Participant’s Accounts are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under this Plan in such Measurement Funds or in any other investment funds. Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the Funds to which his or her Account is deemed to be allocated.

7.3           Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 7.2, less the amounts theretofore deducted from such Account.

7.4           Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.

7.5           Payments from Account. Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated.

7.6           Separate Accounting. If and to the extent required for the proper administration of the vesting or payments provisions of the Plan, the Plan Administrator may segregate a Participant’s Account into subaccounts on the books and records of the Plan, all of which subaccounts shall, together, constitute the Participant’s Account.

ARTICLE VIII
Payments to Participants

8.1           Annual Election. Except as otherwise provided in Section 6.3, 6.4, 8.3 or 8.4, any portion of the Participant’s Account attributable to his or her Compensation Deferrals, vested Matching Credits, vested Company Credits or vested Discretionary Credits for a Plan Year shall be distributed as a payment to be made or to commence following the Participant’s Termination Date (“Termination Payment”) or as a payment to be made or to commence at a specified date, without reference to the Participant’s termination of employment (an “In-Service Payment”). Termination Payments and In-Service Payments shall be made by one of the following methods, as elected by the Participant in the Enrollment and Payment Agreement filed with the Plan Administrator for such Plan Year: (i) one lump sum; or (ii) annual installments payable over a maximum of 15 years. A Termination Payment shall be made, or shall commence, on or as soon as practicable after March 1 of the year following the year in which the Participant’s Termination Date occurs. An In-Service Payment shall be made, or shall commence, on or as soon as practicable after March 1st of the payment year designated by the Participant in the applicable Enrollment and Payment Agreement, which year shall be no earlier than the fifth Plan Year following the Plan Year for which the initial filing of the Enrollment and Payment Agreement was made with respect to that In-Service Payment (provided, that if the Participant’s employment terminates before the scheduled payment year for one or more In-Service Payments, and the Participant is not reemployed before the last day of the year in which such termination occurs, such payment shall instead be made, or shall commence, on or as soon as practicable after March 1 of the year following the year in which the Participant’s Termination Date occurs).

8.2           Change in Election. Subject to Section 10.20, a Participant may change the payment date and/or the form of an existing In-Service Payment election for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least 12 months prior to the original payment date (in the case of installment payments, the date of the first scheduled installment payment), provided that such new election delays the payment year by at least five years from the original payment year, and provided, further, that such change in election shall not be effective until 12 months from the date it is filed. No change in payment date or form of payment may be made with respect to a Termination Payment once elected. In addition, a Participant’s reemployment following the commencement of installment payments shall not cause any suspension or interruption in such installment payments.

8.3           Cash-Out Payments. Notwithstanding any election made under Section 8.1 or Section 8.2, if (i) the total value of the Participant’s Account on the first day of the Plan Year following his or her Termination Date is less than $5000, or (ii) the Participant’s termination is due to voluntary resignation (other than Retirement or Disability), then the Participant’s Account shall be paid to the Participant in one lump sum on or as soon as practicable after March 1 of the year following the year in which the Participant’s Termination Date occurs.

8.4           Death or Disability Benefit. Upon the death or Disability of a Participant, the Participant or the Participant’s Beneficiary, as applicable, shall be paid the balance in his or her Account in the form of a lump sum payment, with such payment to be made as soon as practicable after the calendar quarter in which occurs such Participant’s death or Disability. Such payment shall be in an amount equal to the value of the Participant’s Account of the last day of the calendar quarter following the Participant’s death or Disability, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.

8.5           Valuation of Payments. Any lump sum benefit under Sections 8.1, 8.2 or 8.3 shall be payable in an amount equal to the value of the Participant’s Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment. The first annual installment payment in a series of installment payments shall be equal to (i) the value of the Participant’s Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (ii) the number of installment payments elected by the Participant. The remaining installments shall be paid in an amount equal to (a) the value of such Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (b) the number of remaining unpaid installment payments.

8.6           Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of a Participant, determines that the Participant has suffered an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii), the Participant shall be paid from that portion of his or her Account resulting from Compensation Deferrals, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 8.7 (but in no event to exceed the maximum permitted amount determined under Code Section 409A(a)(2)(B)(ii)).

8.7           Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.8           Effect of Payment. The full payment of the applicable benefit under this Article VIII shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.

ARTICLE IX
Claims Procedures

9.1           Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator in accordance with the Plan Administrator’s procedures. The Plan Administrator shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing using language calculated to be understood by the Participant and shall be delivered to the Participant or Beneficiary filing the claim (“Claimant”).

(a)           In General. Notice of a denial of benefits (other than Disability benefits) will be provided within 90 days of the Plan Administrator’s receipt of the Claimant’s claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

(b)           Disability Benefits. Notice of denial of Disability benefits will be provided within 45 days of the Plan Administrator’s receipt of the Claimant’s claim for Disability benefits (unless such period is extended, as provided below). If the Plan Administrator determines that it needs additional time to review the Disability claim, the 45-day period may be extended by the Plan Administrator for up to 30 days. The Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Plan Administrator determines that a decision cannot be made within the first 30-day extension due to matters beyond the control of the Plan Administrator, the period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Plan Administrator shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Plan Administrator expects to furnish a notice of decision, the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Plan Administrator. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)           Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall include a written explanation, using language calculated to be understood by the Participant.

(i)            The decision shall set forth (a) the specific reason or reasons for such denial, (b) specific reference(s) to the relevant provision(s) of this Plan on which such denial is based, (c) a description, where appropriate, as to how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary, (d) the appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review, (e) the time limits for requesting a review under Section 9.2, and (f) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

(ii)           In the case of a complete or partial denial of a Disability benefit claim, the notice shall also provide a statement that the Plan Administrator will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

9.2           Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Plan Administrator within the deadlines described below. A Claimant (or his or her authorized representative) who timely requests a review of the denied claim may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administrator. All written comments, documents, records, and other information shall be considered “relevant” if the information (a) was relied upon in making a benefits determination, (b) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (c) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Plan Administrator may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)           In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Plan Administrator no later than 60 days after receipt of the written notification of such claim denial. The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt in a case where there are special circumstances requiring an extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required, notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)           Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Plan Administrator no later than 180 days after receipt of the notification of such claim denial. The review shall be conducted by the Plan Administrator (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Plan Administrator shall (1) not afford deference to the initial denial of the claim, (2) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and (3) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Plan Administrator shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal or within 90 days after such receipt, in a case where there are special circumstances requiring an extension of time for reviewing the appealed claim. If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Plan Administrator shall render a decision on its review of the denied claim.

(c)           Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall set forth the reasons for denial in language calculated to be understood by the Participant.

(i)            The decision on review shall set forth (a) the specific reason or reasons for the denial, (b) specific reference(s) to the relevant provision(s) of this Plan on which the denial is based, (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(ii)           For the denial of a Disability benefit, the notice will also include a statement that the Plan Administrator will provide, upon request and free of charge:  (a) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, and (b) any medical opinion relied upon to make the decision.

9.3           Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

9.4           Discretion of the Plan Administrator. All interpretations, determinations and decisions of the Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE X
Miscellaneous

10.1         Protective Provisions. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Accounts in accordance with prior elections and subject to Section 10.12.

10.2         Inability to Locate Participant or Beneficiary. In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VIII.

10.3         Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Plan Administrator in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

10.4         No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.5         No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

10.6         Obligations to Company. If a Participant becomes entitled to a payment of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator in its sole discretion.

10.7         No Liability for Action or Omission. Neither the Company nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

10.8         Nonalienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, or his or her Beneficiary or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Committee’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA.

10.9         Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the company that employed the Participant immediately prior to the event giving rise to a payment obligation (the “Responsible Company”). No other company or parent, affiliated, subsidiary or associated company shall be liable or responsible for such payment, and nothing in this Plan shall be construed as creating or imposing any joint or shared liability for any such payment (other than the TEL guarantee set forth in Section 10.10 below). The fact that a company or a parent, affiliated, subsidiary or associated company other than the Responsible Company actually makes one or more payments to a Participant or his or her Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Responsible Company.

10.10       TEL Guarantee. TEL guarantees the payment by the Responsible Company (as defined in Section 10.9) of any benefits provided for or contemplated under this Plan which either (i) the Responsible Company concedes are due and owing to a Participant or Beneficiary or (ii) are finally determined to be due and owing to a Participant or Beneficiary, but which in either case the Responsible Company fails to pay.

10.11       Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Company determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment. The Company’s obligations under this Plan are not assignable or transferable except to (i) any corporation or partnership which acquires all or substantially all of the Company’s assets or (ii) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

10.12       Forfeiture for Cause. Notwithstanding any other provision of this Plan, if a Participant’s employment is terminated for Cause, or if the Plan Administrator determines that a Participant whose employment terminates for any other reason had engaged in conduct prior to his or her termination which would have constituted Cause, then the Plan Administrator may determine in its sole discretion that such Participant’s Account under the Plan shall be forfeited and shall not be payable hereunder.

10.13       Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania to the extent not superseded by federal law, without reference to the principles of conflict of laws.

10.14       Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

10.15       Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.16       Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

10.17       Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, Tyco Electronics Corporation Supplemental Savings and Retirement Plan, c/o Tyco Electronics Corporation HR Benefits, 1050 Westlakes Drive, Berwyn, PA 19312 or to such other person or entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.18       Amendment and Termination. The Plan may be amended, suspended, or terminated at any time by the Company in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Account determined as of the effective date of such amendment. In addition, the Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by the Company or by the Plan Administrator if and to the extent recommended by counsel in order to conform to the requirements of Code Section 409A and regulations thereunder or to any other Code Section or regulation that bears on the tax-deferred character of the benefits provided hereunder or to maintain the tax-qualified status of the RSIP. In the event of any suspension or termination of the Plan, payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations thereunder).

10.19       Delay of Payment for Specified Employees. Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), no distribution under this Plan may be made, or may commence, before the date which is six months after the date of such Participant’s “separation from service” within the meaning of Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Participant’s death).

10.20       Special Rule Regarding Election Changes in 2005, 2006 and 2007. To the extent permitted under the provisions of Internal Revenue Service Notice 2005-1, A-19(c) and subsequent related guidance, the Company may, in its sole discretion, permit a

Participant to modify an existing election with respect to the timing and form of payment of the Participant’s Account hereunder without regard to the limitations set forth in Section 8.2, so long as: (i) such modification is made on or before December 31, 2007 (or, in the case of any amount that would have been payable in 2007, December 31, 2006, or, in the case of any amount that would have been payable in 2006, December 31, 2005), and (ii) such modified election is consistent with the provisions of Sections 8.1 and 10.19 hereof.